IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                        IN AND FOR NEW CASTLE COUNTY

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IN RE: DIGEX, INC.             :        CONSOLIDATED
SHAREHOLDERS LITIGATION        :        CIVIL ACTION NO. 18336 NC
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           AWARD OF ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES

              A hearing having been held before this Court on April 6, 2001, pursuant to the Court's Order of March 5, 2001 (the "Scheduling Order") in the above-captioned consolidated action (the "Action"); it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having appeared by their attorneys of record; the Court having entered an Order and Final Judgment in the Action; the Court having heard and considered evidence in support of Plaintiffs' Motion for an Award of Attorneys' Fees and Expenses (the "Fee Application"); the attorneys for their respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the shareholders of Digex, Incorporated ("Digex") and the Class (as defined in the Stipulation of Settlement dated March 2, 2001 (the "Stipulation"), preliminarily certified, pursuant to the aforesaid Scheduling Order, was adequate and sufficient; and the entire matter of the Fee Application having been heard and considered by the Court; for good cause shown,

              IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this 6th day of April, 2001, that:

              1. Unless otherwise defined herein, all defined terms shall have the meaning set forth in the Stipulation.

              2. The attorneys for the Plaintiffs and the Class are awarded attorneys' fees and reimbursement of expenses equal to 7.5% of the number of shares of WorldCom stock to be contributed by WorldCom to the Settlement Fund pursuant to the Stipulation, which amount the Court finds to be fair and reasonable, to be paid out of the Settlement Fund as provided in the Stipulation. Lead Counsel to the Class is directed to distribute the award of attorneys' fees to any of the counsel to plaintiffs whom Lead Counsel believes in good faith to have assisted in the prosecution and settlement of this Action, in such amounts as Lead Counsel in good faith believes reflect the contributions of such counsel to the prosecution and settlement of the Action.

              3. The Court hereby concludes that there is no just reason for delay and directs that this Award of Attorneys' Fees and Reimbursement of Expenses be entered as final in accordance with Court of Chancery Rule 54(b).

              4. If for any reason the Merger between WorldCom and Intermedia is not consummated pursuant to the Merger Agreement, this Award of Attorneys' Fees and Reimbursement of Expenses shall be vacated upon application of any party to the Action or the Stipulation pursuant to Delaware Court of Chancery Rule 60(b)(6).



                                            /s/ William B. Chandler, III
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                                            Chancellor